Exhibit 10.64

SUBLEASE

THIS SUBLEASE (this “Sublease”) is made as of this 4th day of December, 2007 between Marketing Werks, Inc., an Illinois corporation (“Sublessor”), whose address is 111 E. Wacker Drive, Ste 3000, Chicago, Illinois 60601, and J.C. Whitney & Co., a Delaware corporation, (“Sublessee”), whose address is 225 North Michigan Avenue, Chicago, IL 60601.

1. Premises. Sublessor, in consideration of the rents to be paid and the terms and conditions to be performed by Sublessee, does hereby sublease to Sublessee, those certain premises situated in Chicago, Illinois, more particularly described as Suite 3000, containing approximately 22,323 rentable square feet (the “Premises”), located on the 30th floor of the building located at 111 E. Wacker Drive, Chicago, Illinois 60601 (the “Building”), together with the right to use the common facilities of the Building.

2. Term. The term of this Sublease shall be for a period commencing on May 14, 2008 (the “Commencement Date”) and shall expire on January 31, 2017 (the “Expiration Date”). On or before May 14, 2008 Sublessor shall deliver possession of the Premises to Sublessee (i) free and clear of all occupants, (ii) with all personal property removed other than the Furniture, and (iii) in reasonably clean condition (the “Delivery Condition”). In the event Sublessor fails to deliver the Premises to Sublessee in the Delivery Condition on or before the Commencement Date, subject to Sublessee’s rights and remedies available to Sublessee in this Sublease, at law or in equity, the Commencement Date shall be postponed until such time as Sublessor delivers the Premises to Sublessee in the Delivery Condition.

a)

In the event Sublessor does not deliver the Premises to Sublessee on or before May 21, 2008 in the Delivery Condition, Sublessor acknowledges that such delay will result in Sublessee having to hold over in their existing premises under their sublease agreement (the “Midas Sublease”) with Midas International Corporation (“Midas”) at 225 North Michigan Avenue. Therefore, without limiting Sublessee’s other rights or remedies under this Sublease, at law or in equity, including Sublessee’s right to receive Delay Damages, Sublessor will pay, indemnify and defend Sublessee from and against all claims and damages, including, but not limited to, direct, consequential and special damages, sustained by reason of Sublessor’s failure to deliver the premises by May 21, 2008 (the “Holdover Damages”). The Holdover Damages include, but are not limited to, holdover rent and any damages payable by Sublessee to Midas or any other party. Sublessor acknowledges that the prime landlord under the Midas Sublease (“Midas Landlord”) has the right to extend the term of Midas’ tenancy for a period of one (1) year at two hundred percent (200%) of the then gross rent in the last year of the lease for 73,456 rentable square feet as a result of any holdover. If Midas Landlord exercises such right, not including any other damages that may be payable by Sublessee, the annual gross rent cost payable to Midas Landlord will be approximately $5,000,000. Sublessee shall have the right to offset any such Holdover Damages for which Sublessor is responsible against rent payable pursuant to this Sublease. In such case, Sublessor shall have the right, but not the obligation to negotiate a settlement with Midas Landlord and Sublessee shall reasonably cooperate with Sublessor in any such negotiation (at no cost to Sublessee), provided that any such settlement agreement shall be subject to Sublessee’s reasonable approval and in no event shall such settlement agreement adversely affect Sublessee’s obligations or rights under the Midas Sublease or with respect to Midas Landlord.

b)	In addition, and without limiting Sublessee’s other rights or remedies under this Sublease, at law or in equity, including Sublessee’s right to receive Holdover Damages, if Sublessor does not deliver the Premises to Sublessee on or before May 14, 2008 in the Delivery Condition, Sublessor shall pay to Sublessee as liquidated damages for such delay (but not to compensate Sublessee for Holdover Damages), and not as a penalty, the amount of $2,000 per day (“Delay Damages”) for each day of such delay through the actual delivery date. Sublessor shall pay all such accrued Delay Damages to Sublessee on a weekly basis as such Delay Damages accrue. The payment of Delay Damages shall not affect Sublessor’s obligation to also pay Holdover Damages, if applicable, and any other amounts payable to Sublessee by Sublessor. If Sublessor fails to pay the Delay Damages when required, Sublessee shall have the right to offset such Delay Damages against rent payable under this Sublease.

c)	In addition, and without limiting Sublessee’s other rights or remedies, including Sublessee’s right to receive Holdover Damages and Delay Damages or any other right or remedy under this Sublease, at law or in equity, if Sublessor does not deliver the Premises to Sublessee on or before June 15, 2008, Sublessee shall have the right to terminate this Sublease at no cost whatsoever to Sublessee, provided such notice is delivered before delivery of the Premises to Sublessee in the Delivery Condition.

3. Rent.

a)	Sublessee shall pay to the Sublessor as base rent for the Premises during the term of this Sublease, payable in advance, the monthly installments listed below (the “Base Rent”), on or before the twenty-fifth day of each and every month preceding the month such rent is due, commencing with the Commencement Date; provided, however, that if the term shall commence on a day other than the first day of a calendar month or shall end on a day other than the last day of a calendar month, the rental for such first or last fractional month shall be such proportion of the monthly rental as the number of days in such fractional month bears to the total number of days in the calendar month, provided further, that if Sublessee shall occupy the Premises prior to the Commencement Date, such occupancy shall be subject to all of the terms and conditions of this Sublease, but Sublessee shall not be required to pay Base Rent or Additional Rent until the Commencement Date:

Commencement Date – January 31, 2009:	$25,113.38/month
February 1, 2009 – January 31, 2010:	$26,043.50/month
February 1, 2010 – January 31, 2011:	$26,973.63/month
February 1, 2011 – January 31,2012:	$27,903.75/month
February 1, 2012 – January 31, 2013:	$28,833.88/month
February 1, 2013 – January 31, 2014:	$29,764.00/month
February 1, 2014 – January 31, 2015:	$30,694.13/month
February 1, 2015 – January 31, 2016:	$31,624.25/month
February 1, 2016 – January 31, 2017:	$32,554.38/month

b)	Sublessee shall pay Sublessor Base Rent, plus any additional Operating Expenses incurred by Sublessor, rent adjustments, rent adjustment deposits, or other sums charged for the Premises pursuant to the terms of the Amended Master Lease (as defined in Section 6 below) (therein referred to as “Additional Rent”) at the address set forth for Sublessor below, or at such other place as Sublessor shall designate from time to time:

Marketing Werks, Inc.

111 E. Wacker Drive, Ste 3000

Chicago, Illinois 60601

Attention: Julie Guida

First month’s rent shall be due within five (5) days after Sublessee, Sublessor and Master Landlord have executed and delivered the Master Landlord’s Consent (as defined in Section 17) to this Sublease. Notwithstanding the foregoing, provided Sublessee is not in Default hereunder or under the Amended Master Lease, gross Rent (inclusive of Additional Rent) shall abate from the Commencement Date through November 30, 2008 (the “Abatement Period”). For the avoidance of doubt, provided Sublessee is not in Default hereunder or under the Amended Master Lease, Sublessee shall not be required to pay Base Rent or Additional Rent from the Commencement Date through November 30, 2008. If the Commencement Date does not occur on May 14, 2008 (unless due to Sublessee), the Abatement Period shall be extended one day for each day that the Commencement Date is delayed beyond May 14, 2008.

c)

Additional Rent shall be payable in the same manner as provided in the Amended Master Lease and shall be based on Master Landlord’s statements, including estimates rendered to Sublessor with respect to such items, which statements shall be made available by Sublessor to Sublessee promptly after receipt thereof from Master Landlord. To the extent that any amounts paid by Sublessee on account of any of such items are based on estimates provided by Master Landlord and exceed the amount actually due and payable by Sublessee hereunder, such overpayment shall, in accordance with the procedure by which overpayment of such an item is treated under the Amended Master Lease, be either refunded to Sublessee or credited against the amounts next coming due from the Sublessee for the applicable item pursuant to this Section promptly after Sublessor has received the refund or credit from Master Landlord; provided, however, that if such overpayment shall have been credited to Sublessee and is not fully reimbursed by such credit prior to the expiration of this Sublease term, then promptly following the expiration or earlier termination of the term of this Sublease, Sublessor shall reimburse Sublessee for the remaining balance of such overpayment, less any amounts Sublessee may owe to Sublessor upon the expiration of the term of this Sublease. To the extent that any estimated amounts so paid by Sublessee are less than the amount actually due and payable hereunder by Sublessee, Sublessee shall pay the difference to Sublessor within twenty (20) days after notice thereof. If any refund or credit results from an audit, challenge or other proceeding instituted by Sublessor, Sublessor shall be entitled to first deduct from any such refund or credit Sublessor’s actual reasonable expenses incurred in connection with obtaining such refund or credit and Sublessee shall be entitled to the net refund or credit within twenty (20) days after receipt by Sublessor either, at Sublessor’s option, as a credit against Rent next due and payable or in the form of a reimbursement payment to Sublessee. Sublessee’s payments under this Section for any partial lease year shall be prorated on a per diem basis. At Sublessee’s request, Sublessor shall exercise its audit rights (at no cost to Sublessor) under the Amended Master Lease to the extent that such rights are available under the Amended Master Lease and shall share such information with Sublessee. In no event shall Sublessee’s obligation to pay Additional Rent hereunder exceed the amount attributable to the Premises due and payable by the Sublessor under the Amended Master Lease. Sublessee shall be entitled to the portion of all credits if any, given by Master Landlord to Sublessor for overpayment of such costs that are attributable to the Premises during the term of this Sublease. The provisions of this Section shall survive the expiration or sooner termination of this Sublease.

4. Security Deposit. Sublessee shall pay Sublessor the amount of One Hundred Fifty-three Thousand Four Hundred Seventy and 62/100 ($153,470.62) Dollars (equal to three months’ gross rent), within five (5) days after Sublessor, Sublessee and Master Landlord have executed and delivered the Master Landlord’s Consent (as defined in Section 17) to this Sublease, as security deposit for Sublessee’s faithful performance of Sublessor’s obligations hereunder. If Sublessee fails to pay rent or otherwise defaults with respect to any provision of this Sublease, Sublessor may, after the expiration of all applicable notice and cure periods, use, apply or retain all or any portion of the deposit for the payment of any rent or any other sum to which Sublessor may become obligated by reason of Sublessee’s default, or to compensate Sublessor for any loss or damage which Sublessor may suffer thereby. Sublessee shall not be required to keep the deposit separate from its general account. If Sublessee performs all of Sublessor’s obligations hereunder, the deposit, or so much thereof as has not theretofore been applied by Sublessor or refunded to Sublessee, shall be returned, without payment of interest or other increments for its use, to Sublessee within 30 days after the expiration of the term hereof and after Sublessee has vacated the Premises. Notwithstanding the foregoing, provided that Sublessee is not then in Default and no event which with the passage of time or the giving of notice or both would constitute a Default exists, the Security Deposit shall be reduced to two months’ gross rent (the “Reduced Security Deposit Amount”) on and as of February 1, 2014 (the “Security Deposit Reduction Date”). Accordingly, if Sublessee is not in Default as of February 14, 2014 and no event which with the passage of time or the giving of notice or both would constitute a Default exists, Sublessor shall refund the excess Security Deposit within thirty (30) days after February 14, 2008. Notwithstanding the foregoing, if Sublessee is in Default on the Security Deposit Reduction Date or Sublessee is in breach of this Sublease but the applicable notice and cure period has not expired by such date, then upon Sublessee’s cure of any such Default or breach, Sublessee shall have the right to reduce the Security Deposit to the Reduced Security Deposit Amount, provided that if Sublessee has been in Default more than three (3) times during the Term prior to the Security Deposit Reduction Date then Sublessee shall have not have the right to reduce the Security Deposit after Security Deposit Reduction Date regardless if Sublessee ultimately cures such Default or breach.

Instead of a cash security deposit, Sublessee shall have the right at any time during the Sublease Term (including, without limitation, on or before the date that the cash Security Deposit is due hereunder) to replace the cash Security Deposit with a clean, unconditional and irrevocable Letter of Credit Security Deposit (the “Letter of Credit”). If Sublessee elects to deposit a Letter of Credit, the Letter of Credit and any substitute Letter of Credit shall be issued in a form and by a bank (the “Bank”) approved by Sublessor, in Sublessor’s reasonable discretion. Upon Sublessee’s deposit of the Letter of Credit with Sublessor, Sublessor shall immediately return the cash Security Deposit. Sublessee shall maintain the Letter of Credit, or a substitute Letter of Credit, from the Bank approved by Sublessor, in accordance with the terms hereof, in full force and effect at all times during the entire term of this Sublease (subject to terms of this Sublease) and for a period of thirty (30) days thereafter (the last day of such 30 day period shall be referred to as the “Return Date”) or until all obligations due from Sublessee under this Sublease have been paid in full. If the Letter of Credit expires before the Return Date, Sublessee shall replace the Letter of Credit deposited with Sublessor by providing Sublessor with a substitute Letter of Credit at least thirty (30) days prior to the expiration date of the then effective Letter of Credit being held by Sublessor in the amount required hereunder. Sublessor shall have the right to draw upon the Letter of Credit and apply such Letter of Credit or portion thereof to cure any Default of Sublessee under this Sublease in same manner described in this Section 4. Within thirty days following the expiration or earlier termination of this Sublease, Sublessor shall return the Letter of Credit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this paragraph or drawn upon by Sublessor and applied to cure any default of Sublessee existing at the expiration or earlier termination of this Sublease. If the Security Deposit is in the form of a Letter of Credit when the Security Deposit is reduced on February 14, 2014 as described above, Sublessee shall have the right to replace the existing Letter of Credit with a new Letter of Credit in the required amount. Upon such replacement Sublessor shall return the Letter of Credit previously in Sublessor’s possession.

5. Assignment/Subletting. Sublessee may not assign this Sublease in whole or in part or sublet the Premises, without the prior written consent of the Sublessor, which consent shall not be unreasonably withheld, conditioned or delayed, and Master Landlord to the extent Master Landlord’s consent is required. If permitted under the terms of the Amended Master Lease, Sublessor’s consent shall not be required for an assignment or sublease of all or any portion of the Premises to (i) any entity resulting from a merger of consolidation with Sublessee or any organization purchasing substantially all of Sublessee’s assets, (ii) any entity succeeding to substantially all the business and assets of Sublessee, (iii) any subsidiary, affiliate or parent of Sublessee, (iv) any entity controlling, controlled by or under common control with Sublessee, or (v) any entity resulting from the reorganization of Sublessee outside of bankruptcy organization. However, no such assignment or subletting shall relieve Sublessee of its obligations hereunder.

6. Master Lease.

a)	This Sublease shall be subordinate to the Lease dated as of February 24, 2005 between PARKWAY REALTY SERVICES, LLC, a Delaware limited liability company as successor to Lincoln-Carlyle Illinois Center, L.L.C., a Delaware limited liability company, as landlord (“Master Landlord”), and Sublessor, as tenant (the “Master Lease”), as amended by the First Amendment to Office Lease dated May 17, 2006 (the “First Amendment” and together with the Master Lease, the “Amended Master Lease”), copies of which are attached hereto and incorporated herein as Exhibit A.

b)	Except as set forth in this Sublease and except for the following sections of the Amended Master Lease which are excluded from this Sublease:

Section 3 – Rent;

Section 29 – SECURITY DEPOSIT;

Section 35 – OPTION TO EXTEND LEASE;

Section 36 – RIGHT OF FIRST OFFER;

Section 2 of the First Amendment (Landlord’s Work);

Section 3(b) of the First Amendment (BASE RENT); and

Section 6(i) of the First Amendment (Early Option to Terminate)

the obligations of Sublessor and Sublessee to each other, and the terms, conditions and provisions of this Sublease shall be deemed to be those set forth in the Amended Master Lease, and for such purposes, the terms “Landlord”, “Tenant” and “Lease” as used in the Amended Master Lease shall be deemed to mean Sublessor, Sublessee, and Sublease respectively. In the event of any conflict between this Sublease and the Amended Master Lease, the terms, conditions and provisions of this Sublease shall prevail. In particular, the Sublessee will be responsible for all operating costs and tax escalations that may be passed through under the Amended Master Lease relating to the period after the Commencement Date.

c)	During the term of this Sublease, Sublessee does hereby expressly assume and agree to perform each and every obligation of Sublessor under the Amended Master Lease pertaining to the Premises; except for (i) payment of Base Rent (defined in the Amended Master Lease) and, except as otherwise provided herein, Additional Rent (defined in the Amended Master Lease), (ii) except for the posting of a security deposit (other than as required pursuant to this Sublease), (iii) any obligations accruing before Commencement Date, and (iv) any obligation arising due to the acts or omissions of Sublessor. Sublessee shall hold Sublessor free and harmless of and from all liability, judgment, costs, damages, claims or demands, including attorney fees arising out of Sublessee’s failure to comply with or perform Sublessee’s obligations as described in this Sublease.

d)	Sublessor will perform all of the obligations of the tenant pursuant to the Amended Master Lease, except those undertaken by Sublessee pursuant to this Sublease.

e)	If Master Landlord fails to perform any of the provisions set forth in the Amended Master Lease to be performed by Master Landlord, Sublessor shall upon written request of Sublessee use reasonable efforts in seeking to obtain the performance of Master Landlord pursuant to the Amended Master Lease. In addition, Sublessee shall have the right to take any action against Master Landlord in its own name and for that purpose, and only to such extent, Sublessor grants to Sublessee the rights of Sublessor with respect to the Premises, retaining a concurrent right to enforce such rights. If any such action against Master Landlord in Sublessee’s name is barred by reason of lack of privity, non-assignability or otherwise, Sublessor shall permit Sublessee to take such action or otherwise exercise its rights under this Sublease in Sublessor’s name; provided, however, that Sublessee shall indemnify and hold Sublessor harmless against all liability, loss or damage which Sublessor may incur or suffer by reason of any such action, and that Sublessee provides to Sublessor copies of all papers and notices of all proceedings so Sublessor may be kept informed in respect thereof. Sublessor shall execute any documents reasonably required to permit Sublessee to take any such action in Sublessor’s name. Sublessee shall not receive any abatement of rent under this Sublease because of the Master Landlord’s failure to perform any of its obligations under the Master Lease, except that if Sublessor receives an abatement of rent from the Master Landlord relating to the Premises which arises pursuant to Master Landlord’s obligations under the Amended Master Lease, Sublessee shall receive a corresponding abatement of rent hereunder.

f)	If Sublessor receives an abatement of rent from Master Landlord relating to the Premises which arises pursuant to Master Landlord’s obligations under the Amended Master Lease, Sublessee shall receive a corresponding abatement of rent hereunder.

g)	Sublessor shall use reasonable efforts to obtain for Sublessee the benefit of all rights granted to Sublessor, as tenant under the Amended Master Lease, with respect to the Premises in order to effectuate the intent of the parties and the purpose of this Sublease.

h)	Sublessor and Sublessee each promptly shall furnish to the other copies of any notices of default given by Master Landlord.

i)	Sublessor will not consent (i) to a termination of the Amended Master Lease that will be effective on or before the earlier of (a) the termination of this Sublease or (b) the Expiration Date (for reasons other than casualty or condemnation as expressly permitted under the Amended Master Lease), or (ii) to an amendment of the Amended Master Lease without the consent of the Sublessee, which consent shall not be unreasonably withheld, delayed or conditioned. Furthermore, neither Sublessor nor its agents, employees or contractors will cause a default to occur under the Amended Master Lease and shall take all actions reasonably necessary to preserve the Amended Master Lease.

j)	All notice requirements and grace periods as set forth in the Amended Master Lease for defaults thereunder shall be applicable to defaults hereunder, except as otherwise set forth herein.

This Sublease shall be treated for all purposes as a commercial lease and not as a consumer lease.

7. Option to Terminate.

a)	Sublessor shall not exercise the option to terminate the Amended Master Lease set forth in Section 37 of the Master Lease (as amended by the First Amendment); provided, however, Sublessor shall have the right to terminate the Amended Master Lease effective as of January 31, 2014 in accordance with the terms of the Amended Master Lease if Sublessee exercises Sublessee’s termination option set forth in this Section 7.

b)	Sublessee shall have the option to terminate this Sublease effective January 31, 2014 with prior written notice delivered to Sublessor on or before December 1, 2012, together with payment of $258,708.30, and the balance of $258,708.30 delivered to Sublessor on or before December 1, 2013. Sublessee specifically shall not have the option to terminate as set forth in Section 6 (i) of the First Amendment. Sublessee shall have no obligation whatsoever to pay the “Termination Payment” (as defined in the Amended Master Lease) to Master Landlord.

8. Alterations. Sublessee agrees it will make no alterations to the Premises without the written consent of Sublessor, which shall not be unreasonably withheld, conditioned or delayed, and Master Landlord (if consent is required under the Amended Master Lease); provided, however, if Master Landlord’s consent is not required under the Amended Master

Lease for alterations, Sublessee shall not be required to obtain Sublessor’s consent for such alterations. Sublessor shall use all reasonable efforts to assist Sublessee in obtaining Master Landlord’s consent. Upon written approval, any work approved shall be performed according to all applicable building and fire codes and Sublessee shall be responsible for obtaining all governmental approvals.

9. Care of Premises. Throughout the term of this Sublease, Sublessee agrees to keep and maintain the Premises in good and sanitary order, and repair and in accordance with the requirements of the Amended Master Lease (excepting those services and repairs, if any, which Master Landlord must perform pursuant to the Amended Master Lease), and shall on the last day of the term hereof, surrender the Premises to Sublessor in substantially as good condition as when received, normal wear and tear and damage by fire or other casualty excepted. Under no circumstances shall Sublessee be required to remove any improvements located in the Premises as of the Commencement Date (the “Existing Improvements”). To the extent the Amended Master Lease requires the removal of such Existing Improvements, Sublessor shall be required to remove the Existing Improvements. However, Sublessee shall remove its personal property and any improvements or alterations made by Sublessee to the extent required under the Amended Master Lease or by Master Landlord.

10. Notices. All notices which may be required to be given under this Sublease or the Amended Master Lease shall be in writing. All notices shall be served either personally or sent by United States certified or registered mail, postage prepaid, return receipt requested, or by prepaid nationally recognized overnight courier service, and addressed to the following addressees or to such other addresses as the parties may designate.

If to Sublessor:	Marketing Werks, Inc. 111 E. Wacker Drive, Ste 3000 Chicago, Illinois 60601 Attn: Julie Guida
With a copy to:	McCormick Braun Friman, LLC 217 N. Jefferson, 1st Floor Chicago, IL 60661 Attn: Michael S. Friman, Esq.
If to Sublessee:	J.C. Whitney & Co. 225 N. Michigan Avenue, Suite 1000 Chicago, Illinois 60601 Attention: Jerome Mascitti
If to Landlord:	Parkway Realty Service, LLC 111 East Wacker Dr Suite 1220 Chicago, IL 60601 Attention: Vice President-Asset Management

Notices given hereunder shall be deemed to have been given on the date of personal delivery (or the first business day thereafter if delivered on a non-business day) or three (3) days after the date of certified mailing or the next business day after being sent by overnight courier.

11. Additional Conditions. Subject to Sublessor’s obligation to deliver the Premises to Sublessee in the Delivery Condition, Sublessor’s representations contained herein, and latent defects, Sublessee acknowledges that it has had sufficient opportunity to inspect the Premises and is satisfied with the condition thereof and accepts Premises in “as is” condition with all faults.

12. Indemnity and Insurance.

a)	Sublessee agrees to defend, indemnify and hold Sublessor and Sublessor’s officers, directors, partners, employees, agents and invitees harmless from and against any and all loss, cost, expense and liability whatsoever (including Sublessor’s cost of defending against the foregoing, such cost to include reasonable attorneys’ fees) resulting or occurring by reason of the acts or failures to act of Sublessee or otherwise resulting or occurring from Sublessee’s use or occupancy of the Premises or any violation caused, suffered or permitted by Sublessee, its agents, contractors, servants, licensees, employees or invitees, provided that the foregoing indemnity shall not include any cost or damage to the extent caused by the gross negligence or willful misconduct of the Sublessor or the breach of this Sublease by Sublessor.

b)	Sublessor shall not be liable (i) for any damage to Sublessee’s or the Sublessor’s property located in the Premises or any injury to any person, regardless of the cause of such damage or injury except to the extent caused by the gross negligence or willful misconduct of the Sublessor, nor (ii) for any acts or omissions of other tenants of the Building or other persons in the Building, nor (iii) for any condition of the Premises whatsoever (except to the extent Sublessor breaches any material representations contained herein relating to the condition of the Premises). Sublessee hereby releases Sublessor and Sublessor’s officers, directors, employees, agents and invitees from all liability and expense relating to any of the foregoing.

c)	Sublessee shall comply with those provisions of the Amended Master Lease pertaining to insurance, as such provisions apply to the Premises. All such policies shall name Sublessor and Master Landlord as additional insured parties (to the extent required under the Amended Master Lease).

d)

Sublessor shall and hereby does indemnify and hold Sublessee harmless from and against any and all actions, claims, demands, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) asserted against, imposed upon or incurred by Sublessee by reason of (a) the existence of Hazardous Substances in, under and about the Premises

(as defined in the Amended Master Lease) as of the date possession of the Premises is delivered to Sublessee, (b) the gross negligence or willful misconduct of Sublessor or any of its agents, contractors, servants, licensees, employees or invitees, and (c) any violation caused, suffered or permitted by Sublessor, its agents, contractors, servants, licensees, employees or invitees of any of the provisions of this Sublease, provided that the foregoing indemnity shall not include any cost or damage to the extent caused by the negligence or willful misconduct of the Sublessee or the breach of this Sublease by Sublessee.

13. Brokers. Sublessor and Sublessee covenant, warrant and represent that the sole brokers instrumental in consummating this Sublease, were CB Richard Ellis, Inc. and Studley, Inc., whose charges and commissions shall be paid by Sublessor. Sublessee and Sublessor agree to defend, indemnify, and hold the other party harmless against any claims for brokerage commission arising out of any conversations or negotiations or claims of other brokers where such claims are based on the alleged acts of the other party.

14. Sublessor’s Improvements; Furniture.

a)	Except as provided herein, Sublessee acknowledges and agrees that it is leasing the Premises on an “AS IS” basis and there is no written or implied obligation upon Sublessor or Master Landlord with respect to any improvement, redecoration or other alteration of the Premises or any part of the Building. All representations contained in the Amended Master Lease with respect to the improvement, redecoration or other alteration of the Premises shall not apply to this Sublease.

b)

On the Commencement Date, the Sublessee shall purchase from Sublessor for the sum of $1.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, all of the furniture noted on Exhibit B attached hereto in the Premises (“Furniture”). The Furniture includes, without limitation, the Sublessor’s phone system, corresponding phone equipment and wiring located in the Premises as of the date hereof. The Furniture shall be conveyed to Sublessee by Bill of Sale, free and clear of all liens and encumbrances (with a warranty by Sublessor that as of the date of such delivery, Sublessor has good title to and the right and authority to so deliver the Furniture and permit Sublessee’s use thereof during the Sublease Term). All personal property not deemed to be Furniture shall be removed by Sublessor at Sublessor’s cost from the Premises before the Commencement Date. The Sublessee shall be responsible for all costs associated with the phones and phone switch including, without limitation, maintenance of the phone switch, local phone lines and the connection of such and all long distance costs. The Sublessee shall be responsible for all personal property taxes levied on the Furniture. Except as expressly provided above, the Sublessee acknowledges and agrees that it has inspected the Furniture and agrees that the Sublessee is accepting the Furniture on an “As Is” basis and the

Sublessor makes no representation as to the condition or adequacy of such furniture for the Sublessee’s needs. Sublessee acknowledges and agrees that the Furniture may be subject to normal wear, tear and obsolescence accruing after the date hereof and that the quality and quantity of such Furniture may differ on the Commencement Date from the descriptions set forth on Exhibit B. Other than a material decrease in the quantity or quality of furniture listed, in no event may the quality or quantity of Furniture delivered on the Commencement Date be the basis for a default by Sublessor hereunder or entitle Sublessee to any remuneration credit or offsets for such difference. For purposes of this Section, with respect to chairs a “material decrease” in the quantity of the furniture shall mean a decrease of ten or more chairs. Notwithstanding the foregoing, if Sublessee claims a material decrease, and if such material decrease would constitute a breach of Sublessor’s obligations hereunder, then Sublessor shall have the right to cure by providing substitute furniture or a credit for same, in Sublessor’s sole discretion, within 30 days after the Commencement Date. If Sublessee elects not to acquire Sublessor’s phone system (such election to be made within fifteen (15) days after the date hereof), (i) Sublessor shall remove the phone system and the corresponding phone equipment prior to the Commencement Date, and (ii) the Abatement Period will be extended by one (1) month.

c)	At the expiry or earlier termination of the term of this Sublease, the Sublessee shall, at its sole cost, surrender the Premises to the Sublessor in the same condition as such are as of the Commencement Date, reasonable wear and tear excepted. The Sublessee shall pay to the Sublessor the cost of all repairs and replacements required to the Premises as a result of the Sublessee’s use thereof beyond normal wear and tear.

15. Signs. Sublessor will allow, and will request Master Landlord’s consent to allow, Sublessee to utilize, during the Sublease Term, all signage rights granted to Sublessor under the Amended Master Lease. Sublessor will request Master Landlord’s consent to allow Sublessee to install and maintain a building standard suite entry sign identifying Sublessee at the entrance to the Premises, provided that Sublessee shall pay all costs and expenses to install, maintain and remove such signage. The Sublessee shall be responsible for the cost of removal of all such signage and make good of the area affected by the placing of such signage at the end of the term of this Sublease.

16. Holding Over. If Sublessee remains in possession of the Premises after expiration or termination of the term of this Sublease, without the Sublessor’s and the Landlord’s consent, Sublessee shall become a tenant-at-sufferance, and there shall be no renewal of this Sublease by operation of law. Sublessee agrees to defend, indemnify and hold Sublessor harmless from and against any and all loss, rental charges, costs, expense and liability whatsoever (including Sublessor’s cost of defending against the foregoing, such cost to include reasonable attorneys’ fees) resulting or occurring by reason of such overholding of the Premises. The inclusion of the preceding sentence in this Sublease shall not be construed as Sublessor’s consent to Sublessee’s holding over.

17. Landlord’s Consent. This Sublease is subject to and conditioned upon the consent of Master Landlord. Following the execution of this Sublease by Sublessee, Sublessee will keep open Sublessee’s offer to enter into this Sublease for a period of thirty (30) days (“Consent Period”) days while Sublessor uses reasonable efforts to obtain Master Landlord’s consent (“Master Landlord’s Consent”). Master Landlord’s Consent shall be subject to Sublessee’s approval, which shall not be unreasonably withheld, delayed or conditioned, and Sublessee’s time for consideration of Master Landlord’s Consent shall extend the Consent Period on a day for day basis; provided, however, regardless of the amount of time for Sublessee’s consideration and negotiation of Master Landlord’s Consent in no event shall the Consent Period exceed forty five (45) days provided that Sublessee is considering and negotiating Master Landlord’s Consent reasonably, timely and in good faith. In the event that Master Landlord’s Consent is not obtained within the Consent Period, and Sublessor is not able to procure Master Landlord’s Consent within five (5) additional days thereafter, either party may thereafter cancel this Sublease by written notice to the other given at any time prior to delivery of Master Landlord’s Consent, in which event any amounts paid by Sublessee to Sublessor shall be promptly refunded to Sublessee. Sublessor shall pay all costs, fees and charges required by the Amended Master Lease to be paid to Master Landlord in connection with any consent of Master Landlord to this Sublease, not to exceed the amount set forth in the Amended Master Lease.

18. Sublessor’s Representations & Warranties. Sublessor hereby represents and warrants that:

a)	Attached hereto as Exhibit A is a true, correct and complete copy of the Amended Master Lease, to Sublessor’s knowledge, there are no understandings relating to the Premises which will adversely affect or diminish the rights of Sublessee or impose any greater obligations on Sublessee than is expressly stated therein and there are no additional agreements between Sublessor and Master Landlord with respect to the Premises;

b)	The Amended Master Lease is in full force and effect;

c)	Sublessor has no knowledge of and has received no notice from Master Landlord of default by Sublessor under the Amended Master Lease which default remains uncured on the date hereof;

d)	Neither Sublessor nor to Sublessor’s knowledge, Master Landlord, is now in default under the Amended Master Lease, nor to Sublessor’s knowledge does there presently exist any circumstances which with the giving of notice or the passage of time would be a default under the Amended Master Lease;

e)	The heating, ventilation and air conditioning systems and other building systems serving the Premises are in good working order and will continue to be at the delivery of the Premises to Sublessee;

f)	The electrical systems and communication cabling serving the Premises are in good working order and will continue to be at the delivery of the Sublease Premises to Sublessee

g)	Sublessor has not received any notices from Master Landlord of any material defects, deficiencies or violations with respect to the Premises that have not been substantially corrected;

h)	To the best of Sublessor’s knowledge, there are no hazardous materials in the Premises which do not comply with applicable laws; and

i)	Sublessor has not assigned the Amended Master Lease or sublet any portion of the Premises (except pursuant to this Sublease).

19. Remedies. The occurrence of any one or more of the following events shall constitute a default and breach of this Sublease by Sublessor: (a) Sublessor’s failure to do, observe, keep and perform any of the terms, covenants, conditions, agreements or provisions of this Sublease required to be done, observed, kept or performed by Sublessor, within thirty (30) days after written notice by Sublessee to Sublessor of said failure (except when the nature of Sublessor’s obligation is such that more than thirty (30) days are required for its performance, then Sublessor shall not be deemed in default if it commences performance within the thirty (30) day period and thereafter diligently pursues the cure to completion); or (b) the failure of any material representation or warranty to be true when deemed given hereunder. Notwithstanding the foregoing, in the event of an emergency (including, without limitation, the risk that the Amended Master Lease may terminate), Sublessee may give Sublessor such shorter notice as is practicable under the circumstances. In the event of a default by Sublessor (after the expiration of applicable notice and cure periods), Sublessee, at its option, without further notice or demand, shall have the right to any one or more of the following remedies in addition to all other rights and remedies provided at law or in equity or elsewhere herein: (a) to remedy such default or breach (such remedy may include, without limitation, paying any amounts owed by Sublessor under the Amended Master Lease) and seek reimbursement for same (provided that if Sublessee pays to Master Landlord any amounts owed by Sublessor under the Master Lease, Sublessee shall have the right to deduct such payments from the installments of Base Rent and Additional Rent next falling due until Sublessee is reimbursed in full) ; or (b) to pursue the remedy of specific performance. Nothing herein contained shall relieve Sublessor from its obligations hereunder, nor shall this Section be construed to obligate Sublessee to perform Sublessor’s obligations.

20. Casualty; Eminent Domain. In the event of a fire or other casualty affecting the Building or the Premises, or of a taking of all or a part of the Building or the Premises under the power of eminent domain, except as set forth in the Amended Master Lease: (i) Sublessor shall not have any obligation to repair or restore the Premises or any alterations or personal property; (ii) Sublessee shall be entitled only to a proportionate abatement of minimum rent to the extent Sublessor receives a corresponding abatement of rent under the Amended Master Lease during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Sublease and not occupied by Sublessee as a result thereof; (iii) Sublessee shall not, by reason thereof, have a right to terminate this Sublease unless Sublessor has the corresponding right to terminate the Amended Master Lease in such circumstance or unless the Amended Master Lease shall be otherwise terminated; and (iv) Sublessor reserves the right to terminate the Amended Master Lease and this Sublease in connection with any right granted to it under the Amended Master Lease for an event of casualty or eminent domain whether or not the Premises is damaged or the subject of a taking. In the event Master Landlord or Sublessor exercises the right to terminate the Amended Master Lease as the result of any such fire, casualty or taking, (a) Sublessor shall provide Sublessee with a copy of the relevant termination notice and this Sublease shall terminate on the date upon which the Amended Master Lease terminates and (b) Sublessee shall immediately pay to Sublessor all of Sublessee’s insurance proceeds relating to all alterations that Sublessor is obligated to pay to Master Landlord (but not the proceeds to the Furniture or Sublessee’s other personal property). Sublessee shall be entitled to all proceeds or claims for eminent domain that the Sublessor is entitled to as tenant under the Amended Master Lease.

21. Quiet Enjoyment. Sublessee, on paying the rent and performing all the terms, covenants and conditions of this Sublease, shall and may peacefully and quietly have, hold and enjoy the Premises for the Sublease Term, free from any act or hindrance by Sublessor or any party claiming by, through or under Sublessor.

22. Early Access. Sublessee shall have the right to access the Premises by May 1, 2008 in order that Sublessee may do work required by Sublessee to make the Premises ready for Sublessee’s use and occupancy, including, without limitation, install Sublessee’s phone and data system. Sublessee shall use reasonable efforts to not materially interfere with Sublessor’s business operations during such early access period. Any such early entry into and occupation of the Premises by Sublessee shall be deemed to be under all of the terms, covenants, conditions and provisions of this Sublease, excluding the covenant to pay rent.

23. General Provisions.

a)	Entire Agreement; Amendments. This Sublease constitutes the entire agreement between the parties concerning the matters set forth herein. Neither Sublessee nor Sublessor shall be bound by any terms statements, conditions or representations, oral or written, express or implied, not contained in this Sublease. No modification of this Sublease shall be binding or valid unless expressed in a writing executed by Sublessor and Sublessee.

b)	Successors and Assigns. This Sublease shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs and legal representatives.

c)	Interpretation. The Exhibits attached to this Sublease are part of this Sublease. Section and subsection headings are for conveniences only, and not for use in interpreting this Sublease. If a court finds any provision of this Sublease unenforceable, all other provisions shall remain enforceable, and such unenforceable provision shall be deemed severed from this Sublease.

d)	Costs; Include; Shall; May. Except as expressly provided otherwise in this Sublease, the party obligated or permitted to perform an obligation is also obligated, as between Sublessor and Sublessee, to pay the cost of performance. “Include,” “includes,” and “including” mean considered as part of a larger group, and not limited to the items recited. “Shall” means is obligated to. “May” means “is permitted to.”

e)	Waiver. No provisions of this Sublease is waived by Sublessor or Sublessee unless waived by such party in writing Sublessor’s acceptance of rent is not a waiver of any default of Sublessee, regardless of Sublessor’s knowledge of a default when it accepts the rent. No waiver by Sublessor or Sublessee of any default is a waiver of any other default of the same or any other provision of this Sublease.

f)	Remedies. The rights and remedies mentioned in this Sublease are in addition to, and do not deprive a party of, any other rights at law or in equity.

g)	Governing Law; Venue. This Sublease shall be governed by and construed in accordance with the laws of the State of Illinois. Each of Sublessor and Sublessee hereby waives any objection to the venue of any action filed by Sublessor against Sublessee (or vice versa) in any state or federal court in the jurisdiction in which the Building is located, and each of Sublessor and Sublessee further waives any right, claim or power, under the doctrine of forum non coveniens or otherwise, to transfer any such action to any other court.

h)	Authority. Sublessee and Sublessor each represents and warrants to the other that it is a duly organized corporation, limited liability company or partnership, is in good standing under the laws of the jurisdiction of its formation, is qualified to do business and is in good standing in the jurisdiction in which the Building is located, has the power and authority to enter into this Sublease, and that all corporate, limited liability company or partnership action, as applicable, requisite to authorize the representing party to enter into this Sublease has been duly taken.

i)	Attorney’s Fees. The non-prevailing party in any action taken under or pursuant to this Sublease shall reimburse the prevailing party in such action for the reasonable attorneys’ fees and expenses incurred by the prevailing party in connection with such action.

j)	Counterparts. To facilitate execution, this Sublease may be executed in as many counterparts as may reasonably be required; and it shall not be necessary that the signature of each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of each party, or that the signatures of the persons required to bind any party, appear on one or more of such counterparts. All counterparts shall collectively constitute a single agreement.

[Signature page attached.]

IN WITNESS WHEREOF, the parties have executed this Sublease as of the date first above written.

SUBLESSOR:
MARKETING WERKS, INC., an Illinois corporation

By:	/s/ Julie Guida
	Its:	President - Marketing Werks

SUBLESSEE:
J.C. WHITNEY & CO.,

By:	/s/ Tom West
	Its:	CEO - J.C. Whitney & Co.

EXHIBIT A

AMENDED MASTER LEASE

[Attached hereto as a separate document]

111 EAST WACKER, LLC

% PARKWAY REALTY SERVICES LLC

111 EAST WACKER DRIVE

CHICAGO, IL 60601

December     , 2007

Marketing Werks, Inc.

111 East Wacker Drive, Suite 3000

Chicago, Illinois 60601

Attention: Michael Friman

J.C. Whitney & Co.

225 North Michigan Avenue, Suite 1000

Chicago, Illinois 60601

Attention: Jerome Mascitti

RE:		CONSENT TO SUBLEASE
		“Building”:	111 East Wacker Drive, Chicago, IL
		“Premises”:	30th Floor of the Building
		“Sublet Space”:	The entire Premises
		“Landlord”:	Parkway 233 North Michigan, LLC
		“Tenant”:	Marketing Werks, Inc.
		“Subtenant”:	J.C. Whitney & Co.
	“Lease”:	Agreement dated February 24, 2005 as amended by First Amendment to Lease dated May 17, 2006 as same has been may be amended, modified, extended or restated from time to time after the date hereof.
	“Sublease”:	Agreement annexed hereto, as same may be amended, modified, extended or restated from time to time, as may be permitted hereunder

Gentlemen:

You have requested our consent to the Sublease. Such consent is hereby granted on the terms and conditions, and in reliance upon the representations and warranties, set forth in this letter (this “Agreement”).

1. Tenant represents and warrants that (a) the Lease is in full force and effect: (b) the Lease has not been assigned, encumbered, modified, extended or supplemented: (c) Tenant knows of no defense or counterclaim to the enforcement of the Lease: (d) Tenant is not entitled to any reduction, offset or abatement of the rent payable under the Lease: (e) a true and complete copy of the Sublease is attached hereto, and the Sublease constitutes the complete agreement between Tenant and Subtenant with respect to the subject matter thereof, (f) Landlord has completed all work to be performed by Landlord under the Lease and has paid all contributions and other sums due to Tenant under the Lease, and (g) neither Landlord, to Tenant’s knowledge, nor Tenant is in default of any of their respective obligations or covenants, and neither has breached any of their respective representations or warranties, under the Lease.

2. The Sublease shall be subject and subordinate to the Lease and all of its precisions. Neither Tenant nor Subtenant shall take, permit or suffer any action which would violate the provisions of the Lease or this Agreement.

3. Landlord’s obligations to Tenant are governed only by the Lease and this Agreement and Landlord’s obligations to Subtenant are only as set forth in Paragraphs 6, 11 and 22 of this Agreement. Landlord shall not be bound or estopped by any provision of the Sublease, including any provision purporting to impose any obligations upon Landlord (except as provided in Paragraph 6 of this Agreement). Nothing contained herein shall be constated as a consent to, approval of. or ratification by Landlord of any of the particular provisions of the Sublease or any plan or drawing referred to or contained therein except as may be expressly provided herein). Landlord has not reviewed or approved any provision of the Sublease.

4. If Tenant or Subtenant violates any of the terms of this Agreement, or if any representation by Tenant or Subtenant in this Agreement is untrue in any material respect, or if Subtenant takes any action which would constitute a default under the Lease, then Landlord may declare the Lease to be in default and avail itself of all remedies provided at law or equity or in the Lease with respect to defaults: provided that Landlord shall not exercise its right to terminate the Lease or Tenant’s right to possession of the Premises unless Tenant or Subtenant does not cure such default within the cure period, if any, set forth in Section 19(a) of the Lease.

5. Subject to the provisions of Paragraph 6 of this Agreement, if the Lease is terminated prior to the stated expiration date provided in the Lease, the Sublease, on the date of such termination, shall likewise terminate. In connection with such termination. Subtenant, at its sole expense, shall surrender the Sublet Space to Landlord in the manner provided for in the Lease, including the removal of all its personal property from the Sublet Space and from any part of the Building to which it is not otherwise entitled to occupancy, and repair all resulting damage to the Sublet Space and the Building, provided, however. Subtenant shall not be obligated to remove any alterations, additions or improvements located in the Sublet Space as of the date Tenant delivers possession of the Sublet Space to Subtenant. Except as otherwise provided in the Lease. Landlord shall have the right to retain any property and personal effects which remain in the Sublet Space or the Building on the date of termination of the Sublease, without any obligation or liability to Tenant or Subtenant, and to retain any net proceeds realized from the sale thereof, without waiving Landlord’s rights with respect to any default by Tenant under the Lease or Subtenant under the foregoing provisions of this paragraph and the provisions of the Lease and Sublease. If Subtenant shall fail to vacate and surrender the Sublet Space in accordance with the provisions of this paragraph. Landlord shall be entitled to all of the rights and remedies which arc available to a landlord against a tenant holding over after the expiration of a term, and any such holding over shall be deemed a default under the Lease. In addition. Subtenant agrees that it will not seek, and it expressly waives any right to seek, any stay of (a) the prosecution of. or (b) the execution of any judgment awarded in. any action by Landlord to recover possession of the Sublet Space. This paragraph shall survive the earlier termination of the Lease and Sublease.

6. If the Lease is terminated or if Tenant’s possession of the Premises is terminated before the stated expiration date of the Sublease, and if Landlord or any other part) then entitled to possession of the Sublet Space so demands in writing to Subtenant within five (5) business days after the receipt of a final court order of possession of the Premises. Subtenant shall attorn to Landlord or any such party upon the then executor) terms of the Sublease for the remainder of the staled term of the Sublease. The party to whom Subtenant attorns shall, under such circumstances, agree not to disturb Subtenant in its use and enjoyment of the Sublet Space, provided Subtenant performs all of its obligations under the Sublease. Such party shall not be required to honor or credit Subtenant for (i) any payments of rent made to Tenant for more than one month in advance or for any other payment owing by, or on deposit with. Tenant for the credit of Subtenant except to the extent actually received by Landlord, (ii) any obligation to perform any work or make any payment to Subtenant pursuant to a work letter, the Sublease or otherwise, (iii) any security deposits not in Landlord’s actual possession, (iv) any obligation of. or liability resulting from any act or omission of. Tenant, (v) any amendment of the Sublease not expressly consented to by Landlord, or (vi) any defenses, abatements, reductions, counterclaims or offsets assertable against Tenant except to the extent any such rights relate to payments made by Subtenant to Landlord on behalf of Tenant. This provision is self-operative upon demand for attornment, whether or not, as a matter of law. the Sublease may terminate upon the expiration or termination of the term of the Lease or the termination of Tenant’s possession of the Premises. Subtenant however, agrees to give Landlord or such other party, on request, a commercially reasonable instrument acknowledging an attornment according to these terms. No attornment pursuant to this paragraph shall be deemed a waiver or impairment of Landlord’s rights under the Lease to pursue any remedy not inconsistent with the attornment.

In the event of such election by Landlord or such other party, (i) Tenant shall deliver to Landlord or such other party any security deposit which Tenant is then holding under the Sublease and (ii) Subtenant shall reimburse Landlord or such other party for any costs that may be incurred by it in connection with such attornment, including reasonable legal fees and disbursements.

Landlord shall provide Subtenant a copy of any default notice delivered pursuant to Section 19 of the Lease at the same time such notice is delivered to Tenant. Landlord shall accept cure by Subtenant of such default within the cure period, if any, provided pursuant to Section 19 of the Lease as a cure by Tenant.

7. Tenant and Subtenant each agrees:

(i) None of Landlord’s shareholders, partners, members, directors, officers, agents or employees, directly or indirectly, shall be liable for Landlord’s performance under the Lease or this Agreement:

(ii) Landlord’s liability shall be limited to the value of Landlord’s interest in the Real Property (as defined in the Lease):

(iii) it will not seek to satisfy any judgment against Landlord out of the assets of any person or entity other than Landlord (but only to the extent provided in clause (ii) above): and

(iv) the obligations of Landlord under this Agreement shall not be binding upon Landlord after the sale, conveyance, assignment or transfer by Landlord of its interest in the Real Property, and Tenant and Subtenant shall look solely to the transferee for the satisfaction of such obligations. Any such transferee shall be deemed to have assumed all of Landlord’s obligations under this Agreement.

8. Tenant and Subtenant each represents and warrants that no rent or other consideration is being paid or is payable to Tenant by Subtenant for the right to use or occupy the Sublease Space or for the use. sale or rental of Tenant’s fixtures. leasehold improvements, equipment, furniture or other personal property in excess of the Base Rent and Additional Rent payable pursuant to the Lease (collectively, the “Rent”) for the Sublease Space, and if such rent or other consideration exceeds such Rent. Tenant shall comply with Section 15(c) of the Lease and pay to Landlord fifty percent (50%) of such excess.

9. The expiration date of the Sublease shall be January 30, 2017, unless sooner terminated pursuant to the terms of the Lease or the Sublease.

10. If a Default (as defined in Section 19(a) of the Lease) occurs under the Lease, during the continuation of such Default. Subtenant shall, upon written notice from Landlord, pay all rent due under the Sublease directly to Landlord: provided, however, the foregoing shall not be deemed to establish any privity of estate or contract (but for the provisions of this Agreement) between Landlord and Subtenant and the Sublease shall otherwise continue to be a “sublease” between Tenant and Subtenant subject and subordinate to all of the covenants, agreements, terms, provisions and conditions of the Lease and this Agreement.

11. As additional security for Tenant’s obligations under the Lease, on or before April 1, 2008. Subtenant shall deliver to landlord a letter of credit (the “Subtenant Letter of Credit”) that satisfies the terms and conditions of Section 29(b) of the Lease and the provisions of this paragraph. Anything to the contrary herein or in the Lease notwithstanding, the Subtenant Letter of Credit shall (i) be in the form attached hereto as Exhibit A, (ii) shall expire no earlier November 14, 2009, and (iii) shall be in the amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) and shall not reduce during the term of the Subtenant Letter of Credit. Landlord shall be entitled to draw on Subtenant’s letter of credit in the same manner as Landlord is entitled to draw on Tenant’s letter of credit pursuant to

Section 29 of the Lease, provided that Landlord shall not draw on the Subtenant Letter of Credit (a) until it has fully applied Tenant’s security deposit under Section 29 of the Lease, (b) in the case of a monetary default described in Section 19(a)(i) or (ii), if Subtenant pays to Landlord the rent due under the Sublease after receipt of the notice described in Paragraph 10 above, or (c) for a default not described in Section 19(a)(i) or (ii) of the Lease caused by Tenant. Provided (i) no Default exists under the Lease, (ii) nothing has occurred that, but for the giving of notice and the expiration of a cure period, would constitute a default under the Lease, and (iii) neither Tenant nor Subtenant have violated any of the terms of this Agreement. Landlord shall return the Subtenant Letter of Credit to Subtenant on November 17, 2009. If (i) the Lease or Tenant’s possession of the Premises is terminated, (ii) Landlord does not request that Subtenant attorn to Landlord pursuant to Paragraph 6. (iii) Subtenant has paid to Landlord all rent due under the Sublease after Landlord delivers the notice described in Paragraph 10 above and (iv) no Default under the Lease not caused by Tenant exists as of the date of such termination, then landlord shall return the Subtenant Letter of Credit to Subtenant within 15 days after the termination of the Lease or Tenant’s possession of the Premises. Landlord hereby approves LaSalle Bank National Association as issuer of the Subtenant Letter of Credit.

12. The Lease and this Agreement constitute the entire agreement of the parties with respect to Landlord’s consent to the Sublease. This Agreement, may not be changed except in writing signed by the party to be charged.

13. All statements, notices and other communications given pursuant to this Agreement must be in writing and must be delivered personally with receipt acknowledged, or sent by a nationally recognized reputable overnight courier (against a receipt of delivery), or by registered mail, return receipt requested, addressed to the parties at their addresses set forth above, or, if to Subtenant, at the Building, or at such other address as any party may designate upon not less than 10 days prior notice given in accordance with this paragraph. Any such communication shall be deemed delivered when personally delivered, or on the date received or rejected as indicated by the receipt if sent by overnight courier or by the return receipt if sent by mail. Prior to Subtenant’s occupancy of the Premises, notice to Subtenant shall be delivered to the following address: J.C. Whitney & Co. 225 North Michigan Avenue, Suite 1000, Chicago, Illinois 60601, Attention: Jerome Mascitti.

14. This Agreement will be construed and governed by Illinois law.

15. Landlord’s rights and remedies under this Agreement shall be in addition to every other right or remedy available to it under the Lease, at law. in equity or otherwise and Landlord shall be able to assert its rights and remedies at the same time as before, or after its assertion of any other right or remedy to which it is entitled without in any way diminishing such other rights or remedies. The invalidity or unenforceability of any provision of this Agreement shall not impair the validity and enforceability of any other provision of this Agreement.

16. This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns, except as provided in Paragraph 7(iv) above and except that it shall not inure to the benefit of any successor or assign of Tenant or Subtenant whose status was acquired in violation of the Lease or this Agreement.

17. Each of the parties executing this Agreement represents that it is duly authorized to execute and deliver this Agreement and that each such party has full power and authority to enter into this Agreement.

18. Tenant and Subtenant, jointly and severally, indemnify Landlord against, and hold it harmless from, all costs, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of any claims for brokerage commissions, finder’s fees or other compensation in connection with the Sublease or procuring possession of the Sublet Space Tenant and Subtenant, at their sole expense, may defend any such claim with counsel reasonably acceptable to Landlord and settle any such claim at their expense, but only Landlord may approve the text of any stipulation, settlement agreement consent order. judgment or decree entered into on its behalf. The provisions of this Paragraph 18 shall survive the expiration or sooner termination of the Lease or Sublease.

19. Tenant and Subtenant, jointly and severally, indemnify Landlord against, and hold it harmless from any and all losses, costs, expenses, claims and liabilities including, but not limited to. reasonable counsel fees, arising from the use. occupancy, conduct or management of the Sublet Space by Subtenant, or its agents, employees, contractors, representatives or invitees, or Subtenant’s business activities therein. If any proceeding is brought against Landlord by reason of any such claim. Tenant and Subtenant, jointly and severally, shall be responsible for Landlord’s costs and expenses including, without limitation, reasonable attorney’s fees and expenses) incurred in connection therewith. If any action or proceeding is brought against Landlord by reason of any such claim. Subtenant and for Tenant, upon written notice from Landlord, shall, at Tenant’s or Subtenant’s sole cost and expense, as the case may be. resist or defend such action or proceeding using counsel reasonably approved by Landlord, but may not settle any such claim without Landlord’s prior written approval. The provisions of this Paragraph 19 shall survive the expiration or earlier termination of the term of the Sublease or the Lease. The indemnity and any right granted to Landlord pursuant to this paragraph shall be in addition to. and not in limitation of Landlord’s rights under the Lease.

20. Subtenant shall carry insurance during the entire term required to be carried by Tenant under the Lease. Landlord and Subtenant agree to have all physical damage or material damage insurance which may be carried by either of them, and Subtenant agrees to have all business interruption insurance which it carries, endorsed to provide that any release from liability of, or waiver of claim for. recovery from the other party entered into in writing by the insured thereunder prior to any loss or damage shall not affect the validity of said policy or the right of the insured to recover thereunder and providing further that the insurer waives all rights of subrogation which such insurer might have against the other party Without limiting any release or waiver of liability or recovery contained in any other section of the Lease, but rather in confirmation and furtherance thereof each of the parties hereto waives all claims for recovery from the other party for any loss or damage to any of its property or damages as a result of business interruption. Notwithstanding the foregoing or anything contained in the Lease to the contrary, any release and any waiver of claims shall not be operative, nor shall the foregoing endorsements be required, in any case where the effect of such release and waiver is to invalidate insurance coverage or increase the cost thereof (provided that, in the case of increased cost, the other party shall have the right, within ten (10) days following written notice, to pay such increased cost keeping such release and waiver in full force and effect)

21. Landlord’s consent to the Sublease docs not include consent to any modification, supplement or amendment of the Sublease, or to any assignment of the Sublease or sub-subletting of the Sublet Space or any additional subleasing of the Sublet Space or any other portion of the Premises whether pursuant to an option or right contained in the Sublease or otherwise, each of which requires Landlord’s prior written consent (except that Tenant and Subtenant may terminate the Sublease without Landlord’s prior consent). If Tenant, or Subtenant desires landlord’s consent to any such other action it must specifically and separately request such consent and in the case of an assignment or sublease the provisions of Article 15 of the Lease shall apply to such request (and if such request is made by Subtenant, said Article 15 shall apply in the same manner as if such request was made by Tenant). Tenant shall give Landlord prompt written notice if the Sublease terminates prior to its stated term. Notwithstanding the foregoing, the provisions of Section 15(h) of the Lease permitting an assignment of the Lease or a sublease of the Premises without landlord’s consent shall also apply to Subtenant in the same manner as if Subtenant were Tenant.

22. Landlord agrees as follows:

(i) The performance by Subtenant under the Sublease shall constitute performance by Tenant under the Lease (except for the payment of rent).

(ii) This consent satisfies the requirements of Article 13 of the Lease.

(iii) Landlord certifies that it has not received written notice that any existing condition of the Premises is in violation of any statute or ordinance.

(iv) Landlord certifies to Subtenant that: (a) the Lease has not been canceled, modified, extended or amended except as noted above: (b) to the best of Landlord’s knowledge, the Lease has not been assigned by Tenant; (c) to the best of Landlord’s knowledge. Tenant is not in default under the terms of the Lease and no notice of an Event of Default has been delivered to Tenant and (d) the Prime Lease is in full force and effect.

(v) Subtenant shall have the right to request after-hours heating, ventilation and air conditioning (“HVAC”) services for the Premises directly from Landlord. In the event Subtenant requests such after-hours HVAC services. Landlord shall provide such after-hours HVAC’ services in accordance with the terms of the Lease and Landlord shall bill Subtenant directly for such after-hours HVAC. Subtenant shall pay such bill to Landlord as Additional Rent in accordance with the terms and provisions of the Lease. Tenant agrees to the provisions of this Section 22(v) and acknowledges that, notwithstanding the fact that Landlord will bill Subtenant directly for the after-hours HVAC costs, such costs shall be considered additional Rent under the Lease.

23. Neither the execution and delivery of this Agreement or the Sublease, nor any acceptance of rent or other consideration from Subtenant by Landlord or Landlord’s agent shall operate to waive, modify, impair, release or in any manner affect Tenant’s liability or obligations under the Lease or Subtenant’s liability or obligations under the Sublease.

24. If there shall be any conflict or inconsistency between the terms, covenants and conditions of this Agreement or the Lease and the Sublease, then the terms, covenants and conditions of tins Agreement or the Lease shall prevail. If there shall be any conflict or inconsistency between this Agreement and the Lease then the terms, covenants and conditions of this Agreement shall prevail.

25. Each of the parties hereby irrevocably and unconditionally waives its right to a jury trial in any cause of action arising out of, or relating to, this Agreement.

26. Tenant agrees to pay, upon demand. Landlord’s reasonable out-of-pocket fees and disbursements incurred in connection with and related to the preparation and execution of this Agreement.

27. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument.

Please acknowledge your agreement to the terms and conditions of this Agreement by signing the copy of this Agreement enclosed herewith and returning it to the Landlord. You may consider Landlord’s consent to be effective upon your receipt of a fully executed copy of this Agreement.

Very truly yours,

111 East Wacker, LLC

	By:	Parkway Chicago, LLC
Its: Sole Member

		By:	/s/ Jay Buckley
		Its:	Senior Vice President

Agreed to:

TENANT

Marketing Werks, Inc.

By:	/s/ Julie Guida
Its:	President

SUBTENANT

J.C. Whitney & Co.

By:	/s/ Tom West
Its:	CEO

EXHIBIT A

IRREVOCABLE LETTER OF CREDIT

December     , 2007

Beneficiary:

111 EAST WACKER LLC

C/O PARKWAY REALTY SERVICES LLC

111 EAST WACKER DRIVE

CHICAGO, IL 60601

Attention: PROPERTY MANAGER

Our irrevocable standby Letter of Credit:

No.

Applicant:

J.C. Whitney & Co.

225 North Michigan Avenue, Suite 1000

Chicago, Illinois 60601

Attention: Jerome Mascitti

Amount: Exactly One Hundred Thousand and 00/100 U.S. Dollars ($100,000.00)

Initial Expiration Date:

Final Date of Expiration: November 14, 2009

We (the “Bank”) hereby issue our irrevocable standby Letter of Credit No.                      in Beneficiary’s favor for the account of the above-referenced Applicant, in the aggregate amount of exactly USD $100,000.00.

This Letter of Credit is available with us at our above office by presentation of your draft drawn on us at sight bearing the clause: “Drawn under                      LaSalle Bank, N.A. Letter of Credit No.                     ” and accompanied by the original of this Letter of Credit and the following document:

Beneficiary’s statement purportedly signed by an officer or authorized agent of Beneficiary or Beneficiary’s authorized managing agent, reading

“The amount of this drawing under Irrevocable Letter of Credit No. is being drawn pursuant to that certain (i) Lease dated February 24. 2005 between Lincoln-Carlyle Illinois Center. L.L.C., as landlord, and Marketing Works. Inc., as tenant, as such lease has been amended or assigned, and (ii) that certain Consent to Sublease dated as of                      , 200    , between Parkway 233 North Michigan, LLC, as landlord, Marketing Werks, Inc., as tenant, and J.C. Whitney & Co., as subtenant, as such Consent to Sublease has been amended or assigned.

Such sight draft may be signed by Beneficiary or Beneficiary’s managing agent.

Special conditions:

Partial draws, as well as multiple presentations and drawings, under this Letter of Credit are permitted. This Letter of Credit shall be automatically extended for an additional period of one (1) year, without amendment, from the Initial Expiration Date or each future expiration date unless, at least forty-five (45) days prior to the then current expiration date, we notify you by registered mail/overnight courier service at the above address that this Letter of Credit will not be extended beyond the current expiration date. Notwithstanding anything to the contrary contained herein, this Letter of Credit shall expire permanently without renewal on November 14, 2009.

We hereby agree with you that all drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored upon presentation to us on or before the expiration date of this Letter of Credit, regardless of whether Applicant disputes such presentation.

This Letter of Credit is transferable one or more tunes and any such transfer shall be effected by us, provided that you deliver to us your written request for transfer in form and substance reasonably satisfactory to us. Beneficiary may, at any time and without notice to Applicant and without first obtaining Applicant’s consent thereto, transfer all or any portion of Beneficiary’s interest in and to the Letter of Credit to a transferee of Beneficiary’s interest in, or to any person holding a mortgage encumbering Beneficiary’s interest in 111East Wacker Drive, Chicago, Illinois. The original of this Letter of Credit together with any amendments thereto must accompany any such transfer request.

Except so far as otherwise expressly stated, this documentary credit is subject to International Standby Practices 1998, International Chamber Of Commerce Publication No 590.

By:
Authorized signature

Please direct any correspondence including drawing or inquiry quoting our reference number to the above referenced address.